Exhibit 10.10

MANAGEMENT SERVICES AGREEMENT

THIS AGREEMENTmade this 1st day of May, 2014 (the "Effective Date"),

BETWEEN:

Branson Corporate Services Inc.
                                 having a place of business at 77 King Street West, Suite 2905, Toronto, ON M5K 1H1;

                               ("Branson")

AND:

Nutritional High Ltd., (as defined below)
                                 having a place of business at 77 King Street West, Suite 2905, Toronto, ON M5K 1H1;

                                (the "Company").

RECITALS:

WHEREASthe Company wishes to engage Branson to perform various services or terms and conditions outlined herein;

AND WHEREAS Branson wishes to perform such services on the terms and conditions outlined herein;

WITNESS THAT in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follow:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, including the recitals and any schedules, the following words and expressions have the following meanings unless the context otherwise requires:

(a)	"Confidential Information" means all information or data which may before or after the date of this Agreement be delivered to Branson by the Company or by any affiliate of the Company or which may otherwise come within the knowledge of Branson or which may be developed by Branson or any subsidiary or affiliate of Branson or any employee of any of them in connection with the Services or from any of the other Confidential Information including, without limiting the generality of the foregoing, all information or data regarding manufacturing processes, programs, plants, products, costs, equipment, operations, distribution, marketing or customers relating to the products; all technical information, procedures, processes, diagrams, specifications, improvements, formulations, plans and data relating to the products and services and all documents delivered by the Company or any affiliate of the Company which are marked as confidential or as proprietary information.

(b)	"Intellectual Property Rights" means all rights in respect of intellectual property including, without limitation, all patent, industrial design, integrated circuit topography, know-how, trade secret, privacy and trade-mark rights and copyright, to the extent those rights may subsist anywhere in the universe.

(c)	"Service" means all service that Branson may provide from time to time for the Company including, without limitation, those provided in Schedule "A" hereto.

1.2	Entire Agreement

This Agreement supersedes all previous invitations, proposals, letter, correspondence, negotiations, promises, agreement, covenants, conditions, representations and warranties with respect to the subject matter of this Agreement.  There is no representation, warranty, collateral term or condition affecting this Agreement for which any party can be held responsible in any way, other than as expressed in writing in the Agreement.

1.3	Amendments

No change or modification of this Agreement will be valid unless it is in writing and signed by each party to this Agreement.

1.4	Invalidity of Particular Provision

It is intended that all of the provisions of this Agreement will be fully binding and effective between the parties.  In the event that any particular provision or provisions or a part of one or more is found to be void, voidable or unenforceable for any reason whatsoever, then the particular provision or provisions or part of the provision will be deemed severed from the remainder of this Agreement.  The other provisions of the Agreement will not be affected by the severance and will remain in full force and effect.

1.5	Governing Law

This Agreement will be governed by and construed in accordance with the laws of the Province of Ontario.

ARTICLE 2
DUTIES OF BRANSON

2.1	Engagement

The Company hereby engages Branson to provide the Services to the Company as described in Schedule "A" hereto and Branson hereby covenants and agrees to provide such Services to the Company subject to the terms and conditions of the Agreement.

2.2	Scope of Duties

Branson will devote adequate time, attention, abilities and sufficient hours to its duties hereunder and Branson will give the Company the benefit of its knowledge, expertise and ingenuity.

2.3	Duty to the Company

During the term of this Agreement Branson will well and faithfully serve the Company and use all reasonable endeavours to promote the interest of the Company; will act honestly, in good faith and in the best interests of the Company.  Branson will adhere to all applicable policies of the Company.

2.4	Business of the Company

Branson will not, during the term of this Agreement, engage in any business, enterprise or activity that is contrary to or detracts from the due performance of the business of the Company.

ARTICLE 3
REMUNERATION

3.1	Remuneration

The remuneration of Branson will be at the rate and on the terms specified in Schedule "B" hereto, or on any replacement thereof initialled by all parties.

3.2            Expenses

Branson will be reimbursed for all reasonable pre-approved out-of–pocket expenses actually and properly incurred by it in connection with its duties hereunder provided that Branson first furnishes statements and vouchers for all such expenses to the Company.  Unless otherwise specifically provided in Schedule "B", Branson will be reimbursed by the Company for all reasonable pre-approved expenses necessarily and actually incurred by Branson in the performance of the Services, provided that Branson submits to the Company detailed invoices and supporting documentation acceptable to the Company, acting reasonably. Branson will invoice the Company for such pre-approved expenses monthly in arrears.  All such Company approved invoices will be payable by the Company reasonably upon receipt of each such invoice.

3.3            Management Services Agreement Not Employee

The parties agree that Branson is not an employee of the Company and, as such, save as required by law; there will be no deductions for any statutory withholdings such as income tax, Government Pension Plan, Employment Insurance or Workers Compensation.

ARTICLE 4
CONFIDENTIALITY

4.1	General Obligation of Confidentiality

Branson acknowledges that the Confidential Information consists entirely of information and knowledge, which is the exclusive property of the Company or its subsidiaries and affiliates or persons from whom the Company has obtained its rights.  Branson will treat the Confidential Information obtained by it in strict confidence and will not disclose the Confidential Information made available to it unless otherwise required by law, except as previously approved in writing by the Company.  Branson will protect such Confidential Information from disclosure by exercising a standard of care as may reasonably be expected to preserve its secret and confidential nature.  All documents containing Confidential Information are the property of the Company.  Without limiting the generality of the foregoing, Branson hereby transfers to the Company the property rights in all documents which now or hereafter may contain the Confidential Information.

4.2	Use of Confidential Information

Branson will not use Confidential Information for any purpose other than as may reasonably be required in order to perform the Services.

4.3	Exceptions

Any obligations specified in the Article will not apply to the following:

(a)	any information, which is presently in the public domain; and

(b)	any information which subsequently becomes part of the public domain through no fault of Branson or any officer, director, employee or agent of Branson; or

(c)	any information, which is required to be disclosed by a court of competent jurisdiction.

ARTICLE 5
OWNERSHIP OF RIGHTS

5.1	The Company's Ownership of Rights

(a)	Branson acknowledges and agrees as follows with respect to the ownership of rights by the Company and the limitation of Branson's rights:

(b)	Nothing contained in this Agreement will be construed as an assignment to Branson of any right, title or interest in the Confidential Information. All right, title and interest relating to the Confidential Information is expressly reserved by the Company.

(c)	Branson will not at any time apply for any Intellectual Property Rights that would affect the ownership by the Company of any Intellectual Property Rights associated with the Confidential Information or file any document with any government authority anywhere in the world or take any other action which could affect such ownership of Intellectual Property Rights associated with the Confidential Information or aid or abet anyone else in doing so. To the extent that copyright may subsist in the Confidential Information Branson hereby waives all past, present and future moral rights Branson may have.

ARTICLE 6
NON-COMPETITION

6.1	Non-Competition

Branson will not, without the prior written consent of the Company:

(a)	divert or attempt to divert any business of, or any customers of the Company or of any of its subsidiaries, to any other competitive establishment, by direct or indirect inducement or otherwise; and

(b)	directly or indirectly impair or seek to impair the reputation of the Company, nor any relationships that the Company has with its employees, customers, suppliers, agents or other parties with which the Company does business or has contractual relations; or

(c)	directly or indirectly, in any way, solicit, hire or engage the services of any employee of the Company, or persuade or attempt to persuade any such individual to terminate his or her employment with the Company.

6.2            Non- Solicitation

(a)	The Company will not, without the prior written consent of Branson during the term of this agreement or at any time for a period of two years following the termination of this agreement for whatever reason with or without cause either individually, or in partnership, or jointly, or in conjunction with any person as principal, agent, employee or shareholder or in any manner whatsoever on his behalf or on the behalf of anyone competing or endeavouring to compete with Branson, directly or indirectly solicit, or gain the custom of, interfere with or endeavour to entice away from Branson any person that to the knowledge of the company:

(i)	Is an employee or consultant of Branson at the date of termination, for whatever reason, of this agreement and with whom the Company dealt during the term of this agreement;
(ii)	Was a client of Branson at any time during the term of this agreement and with whom the Company dealt with during the engagement; or
(iii)	Has been pursued as a prospective client by or on behalf of Branson at any time for whatever reason and in respect of whom Branson has not determined to cease all such pursuit;

(b)	The Company confirms that all restrictions in Section 6.2(a) are reasonable and valid and that the Company waives all defences to the strict enforcement of such restrictions in Section 6.2(a) by Branson

(c)	Sections 6.2(a)(i), (ii) and (iii) are each separate and distinct covenants, severable one from the other and if any such a covenant or covenants are determined to be invalid or unenforceable, such invalidity or unenforceability will attach only to the covenant or covenants as determined and all such covenants will continue in full force and effect.

ARTICLE 7
INDEMNITY

7.1            Indemnity

The Company and Branson will defend, indemnify and save harmless each other from and against all actions, proceedings, demands, claims, liabilities, losses, damages, judgments, cost and expenses including, without limiting the generality of the foregoing, legal fees and disbursements which the Company and Branson may be liable to pay or may incur by reason of a breach of the terms of this Agreement or any liability that Company may incur to any authority for source deductions and any other remittance obligations arising with respect to payment to Branson pursuant to this Agreement.

ARTICLE 8
TERM

8.1            This Agreement will take effect on the Effective Date and will continue in full force and effect until terminated by the Company or Branson in accordance with this Agreement.

8.2            The Company or Branson may, at any time, give 30 days' advance written notice to the other party of its intention to terminate this Agreement and on the expiration of such period this Agreement will be terminated.  In such event, the Company will be obligated to pay the remaining unpaid remuneration to the up to and including date of termination.

8.3            The Company may terminate this Agreement without advance written notice to Branson and without further remuneration past the date of termination, upon the occurrence of any of the following events:

(a)	Branson's commission of a crime which relates directly to the performance of this Agreement, or any act by Branson involving money or other property involving the Company or an affiliate of the Company that would constitute a crime in the jurisdiction involved; or

(b)	any act by Branson of fraud, misappropriation, dishonesty, embezzlement or similar conduct against the Company or an affiliate or customer of the Company; or

(c)	any material breach by Branson of any of the terms of this Agreement which remains uncured after the expiration of 30 days following the delivery of written notice of such breach to Branson by the Company; or

(d)	Branson's failure to devote adequate time to the Company's business, or conduct by Branson amounting to insubordination or inattention to, or substandard performance of Branson's duties and responsibilities under this Agreement, which remains uncured after the expiration of thirty days following the delivery of written notice of such failure or conduct to Branson by the Company.

8.4            Upon termination of this Agreement Branson will return to the Company all Company property including all written information, tapes, discs or memory devices and copies thereof, and any other material on any medium in Branson's possession or control pertaining to the business of the Company, without retaining any copies or records of any Confidential Information whatsoever.

ARTICLE 9
GENERAL

9.1	Arbitration

All disputes arising out of or in connection with this contract, or in respect of any defined legal relationship associated therewith or derived there from, will be referred to and finally resolved by arbitration under the rules and statutes of the Province of Ontario.

9.2            Notices

Any notice, direction, request or other communication required or contemplated by any provision of the Agreement will be given in writing and will be given by delivering or faxing same to the Company or Branson, as the case may be, as follows:

(a)	To Branson at:

                                P.O. Box 121
                                77 King St. West
                                Suite 2905
                                Toronto, ON M5K 1H1
                                Attention: Margaret Miller
Fax: 416-765-0029

(b)	To the Company at:

                               77 King Street West
                               Suite 2905
                               Toronto, ON M5K 1H1
                               Attention: David Posner, Director
                                Fax: 416-765-0029

Any such notice, direction, request or other communication will be deemed to have been given or made on the date on which it was delivered or, in the case of fax, on the next business day after receipt of transmission.  Either party may change its fax number or address for service from time to time by notice in accordance with the foregoing.

9.3            Assignment

This Agreement is not assignable in whole or in part by Branson or the Company without the prior written consent of the other party.  Any attempt to assign any of the rights, or to delegate any of the duties or obligations of this Agreement without such written consent is void. Any such change, which might occur without such consent or any assignment occurring by reason of operation of law such as upon a bankruptcy or amalgamation, will be deemed an event of default under this Agreement.

9.4	Waiver

No failure or delay on the party of any party in exercising any power or right under this Agreement will operate as a waiver of such power or right, nor will any single or partial exercise of any such right or power preclude any further or other exercise of such right or power under this Agreement.  No modification or waiver of any provision of this Agreement and no consent to any departure by any party from any provision of the Agreement will be effective unless it is in writing.  Any such waiver or consent will be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any party in any circumstances will entitle such party to any other or further notice or demand in similar or other circumstances.

9.5	Enurement

Subject to the restrictions on transfer contained in this Agreement, this Agreement will enure to the benefit of and be binding on the parties and their respective heirs, executors, administrators, successors and assigns.

IN WITNESS WHEREOFthe Parties have executed this Agreement on the day and year first written above:

Branson Corporate Services Inc.                                                                                                                Nutritional High Ltd.

                              /"Signed"/                                                                                                                                          /"Signed"/

Name:       Margaret Miller                                                                                                  Name:        David Posner
Title:         President & CEO                                                                                               Title:           Director

SCHEDULE "A"

Services

Branson covenants and agrees with the Company that Branson shall provide the following services:

1.	CFO function
2.	Controllership and Bookkeeping Services
3.	Corporate Secretarial Services
4.	General & Administrative and Back Office Services

Branson shall provide executive level financial management services, including preparation of financial statements and MD&A, as required by the Company and for filing on SEDAR.

Branson shall maintain accounting books and records as directed by the Company and shall provide interim financial statements as requested. Branson agrees to provide full accounting services as requested by the Company including preparing schedules and support for interim filings and the annual audit.

Branson shall liaise and provide information requested by the auditors of the Company during any audit or interim review period as the case may be.

Branson shall provide corporate secretarial services to Company as required, including preparing minutes to board of directors meetings, committees of the board and management meetings as generally requested by the Company. Branson shall maintain treasury records of the Company and shall balance those to external parties such as the Company's transfer agent as requested. Branson shall coordinated press release dissemination on behalf of the Company.

Branson shall maintain appropriate mailbox, telephone, filing and record keeping services as directed by the Company.

SCHEDULE "B"

Remuneration

The remuneration for Branson will be a set monthly fee of $3,000 plus applicable taxes per month which will be reviewed as the company develops.

October 1, 2014

Nutritional High International Inc.
77 King Street West, Suite 2905
Toronto, ON M5K 1H1

Attention:                          David Posner
                                                     Chief Executive Officer
Re: Amendment to the Management Services Agreement
This agreement shall amend the terms of the Management Services Agreement (the "Agreement") between Branson Corporate Services Inc., (the "Branson") and Nutritional High International Inc. (the "Company") dated May 1, 2014. Except as otherwise provided for herein, the Agreement shall remain in full force and effect in accordance with its terms and conditions, and all terms herein not otherwise defined shall be defined in accordance with the Agreement.
1.	Schedule "B" is hereby replaced with the following:
1. Compensation.	In consideration for the services to be provided by Branson to the Company pursuant to this agreement (the "Agreement"), the Company agrees to pay to Branson the following fees:
a.	a monthly fee commencing the date hereof in the amount of (CAD) $5,000 plus applicable taxes thereon (HST 13%) in cash per month (the "Consulting Fee") for the duration of the Engagement Term (as defined hereinafter);
2.	All references to the Company or "Nutritional High Inc." shall be replaced with "Nutritional High International Inc.", which is a party to the Agreement.
If you are in agreement with the foregoing, please so indicate by signing and returning to us the enclosed copy of this letter by no later than 5:00 PM EST on October 10, 2014.

Branson Corporate Services Inc.

                 /"Signed"/

Name:     Margaret Miller
Title:        President & CEO

Agreed and accepted this 1st day of October, 2014.

NUTRITIONAL HIGH INTERNATIONAL INC.

    /"Signed"/
By:	David Posner Chief Executive Officer

Private and Confidential

October 26, 2014

Nutritional High International Inc.
77 King Street West, Suite 2905
Toronto, ON M5K 1H1

Attention:                          Board of Directors

Re: Amendment to the Consulting Agreement
Dear Sirs,
This memorandum sets out the reasons for the proposed change to the compensation terms of Branson Corporate Services Inc. ("Branson") under the agreement entered into by Branson and Nutritional High International Inc. (the "Company") dated May 1, 2014, as the scope of services provided to the Company has differed significantly since the Agreement was entered into. Below we outline the additional services that were provided by Branson which were beyond the scope of the Agreement:
➢	Assisting the Company in sourcing real property acquisition targets in Illinois for the purposes of applying for medical marijuana dispensary license;
➢	Preparing financial statements for the purpose of submitting the listing application to the Canadian Securities Exchange, submitting the non-offering prospectus with the Ontario Securities Commission;
➢	The required time of the day-to-day accounting staff has significantly exceeded the initial expectations;
➢	Assisting the Company with disseminating press releases through Marketwired;
As Branson has substantially contributed to the Company's development, we're proposing an additional fee payable to Branson on closing of the Going Public Transaction in an amount of $30,000 plus HST of 13%. To this effect please find appended to this memorandum as Schedule "A" the proposed amendment to the Consulting Agreement for your review and execution.
We look forward to your feedback on our proposal.
Truly Yours,

BRANSON CORPORATE SERVICES INC.

/"Signed"/

__________________________________________

By:        Margaret Miller
President and Chief Executive Officer

SCHEDULE "A"

AMENDMENT TO MANAGEMENT SERVICES AGREEMENT

THIS AMENDING AGREEMENTmade as of the 27th day of October, 2014

BETWEEN:

Branson Corporate Services Inc.
having a place of business at 77 King Street West, Suite 2905, Toronto, ON M5K 1H1;

("Branson")

AND:

Nutritional High Ltd.,
having a place of business at 77 King Street West, Suite 2905, Toronto, ON M5K 1H1;

(the"NHL")

AND:

Nutritional High International Inc.,
having a place of business at 77 King Street West, Suite 2905, Toronto, ON M5K 1H1;

(the "NHII").

RECITALS:

A.	NHL and Branson entered into a Management Services Agreement dated May 1, 2014 ("Agreement").

B.	NHL and Branson wish to amend the Agreement;

WITNESS THAT in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	NHL hereby assigns the Agreement to NHII;
2.	In addition to the remuneration of $2,500 per month, NHII shall pay Branson an advisory fee of $30,000 plus HST of 13% in cash deferred upon NHII completing the Going Public Transaction. For the purposes of this Agreement, "Going Public Transaction" shall be defined as (i) a business combination between the Company and a public company pursuant to a reverse take-over, merger, amalgamation, arrangement, take-over bid, insider bid, reorganization, joint venture, sale or exchange of assets or similar transaction; or (ii) an initial public offering. All other terms and conditions of the Agreement remain the same.

IN WITNESS WHEREOF the Parties have executed this Agreement on the day and year first written above:

BRANSON CORPORATE SERVICES INC.

/"Signed"/

______________________________________________

Name:            Margaret Miller
   Title:           President & Chief Executive Officer

NUTRITIONAL HIGH LTD.

/"Signed"/

______________________________________________

Name:            David Posner
   Title:          Chief Executive Officer

NUTRITIONAL HIGH INTERNATIONAL INC.

/"Signed"/

______________________________________________

Name:            David Posner
   Title:           Chief Executive Officer